Exhibit 10.4.2

AMENDMENT
TO THE
LIVE OAK BANCSHARES, INC.
2015 OMNIBUS STOCK INCENTIVE PLAN

WHEREAS, Live Oak Bancshares, Inc. (the “Company”) maintains the 2015 Omnibus Stock Incentive Plan (the “Plan”), effective March 20, 2015; and

WHEREAS, the Company has the authority to amend the Plan in accordance with the terms thereof.

NOW, THEREFORE, the following amendment is adopted, effective as of December 17, 2015 (the “Effective Date”).

1.Section 6(h) of the Plan is hereby amended and restated to read as follows:

Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be One Hundred Thousand (100,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 13 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of an SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

2.The amendment set forth herein shall apply to all Awards granted under the Plan, whether before or after the Effective Date.

3.Except as set forth herein, the Plan shall remain in full force and effect in accordance with its existing terms.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 17th day of December, 2015, but to be effective as set forth above.

LIVE OAK BANCSHARES, INC.

By:	/s/ S. Brett Caines
S. Brett Caines
Chief Financial Officer